UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDINAL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	91-2117796
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11101 West 120th Avenue, Suite 220 Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)

2005 EMPLOYEE STOCK OWNERSHIP PLAN
(Full title of the plan)

Michael L. Corrigan, Esq. Law Offices of Michael L. Corrigan 11995 El Camino Real, Suite 301 San Diego, CA 92130-2567
(Name and address of agent for service)

(858) 436-3368
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock	40,000,000	$0.01	$400,000	$47.08
TOTAL	40,000,000	$0.01	$400,000	$47.08

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under this 2005 Employee Stock Ownership Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock as reported by the Over-The-Counter Bulletin Board on October 25, 2006.

(3)	Calculated pursuant to General Instruction E on Form S-8.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of (i) increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective and (ii) amending a reoffer prospectus covering the sale of control securities held by certain affiliates.

The contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 7, 2005 (File No. 333-121916) are hereby incorporated by reference.

On January 7, 2005, Cardinal Communications, Inc. (formerly USURF America, Inc.), a Nevada corporation, filed a Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 20,000,000 shares of its common stock which had been authorized and reserved for issuance under the Registrant’s 2005 Employee Stock Ownership Plan. An additional 20,000,000 shares of common stock were registered pursuant to a Registration Statement on Form S-8 (333-124760) filed with the Securities and Exchange Commission on May 10, 2005, an additional 30,000,000 shares of common stock were registered pursuant to a Registration Statement on Form S-8 (333-127903) filed with the Securities and Exchange Commission on August 29, 2005, an additional 40,000,000 shares of common stock were registered pursuant to a Registration Statement on Form S-8 (333-130481) filed with the Securities and Exchange Commission on December 20, 2005, and an additional 40,000,000 shares of common stock were registered pursuant to a Registration Statement on Form S-8 (333-130481) filed with the Securities and Exchange Commission on April 28, 2006. This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission to register an additional 40,000,000 shares of common stock.

CONTROL SECURITIES REOFFER PROSPECTUS

The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of control securities acquired under the Registrant’s 2005 Employee Stock Ownership Plan.

PROSPECTUS

CARDINAL COMMUNICATIONS, INC.

20,000,000 SHARES OF COMMON STOCK

This prospectus relates to the proposed resale from time to time of up to 20,000,000 shares of common stock by the selling shareholders whose names are set forth in this prospectus.

We will not receive any of the proceeds from the sale of these securities by the selling shareholders.

Our common stock currently is listed on the OTC Bulletin Board under the symbol “CDNC.”

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell their common stock by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in any manner permitted by applicable law, including in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2006.

The Company
Risk Factors
Use of Proceeds
Selling Shareholders and Plan of Distribution
Interests of Named Experts and Counsel
Where You Can Find More Information
Incorporation of Certain Documents by Reference
Forward-Looking Statements
Disclosure of Commission Position on Indemnification For Securities Act Liabilities

THE COMPANY

Cardinal Communications, Inc. is referred to in this prospectus as “Cardinal”, “we”, “us” or “our”. We operate in two business segments.

Our real estate division, Sovereign Partners, LLC (“Sovereign”), operates in the residential and planned community (real estate and communications infrastructure) development industry. Our communication division, Cardinal Broadband, LLC (“Broadband”) provides voice (telephone), video (cable television) and data (Internet) services to business and residential customers in Colorado.

Sovereign Partners, LLC is currently developing the following projects:

Mountain View at West T-Bone Ranch, Greeley, Colorado

Mountain View at West T-Bone Ranch is a 21 acre multi-dwelling unit development located in southwest Greeley, Colorado with onsite amenities including a clubhouse with pool, hot tub, and fitness room. The completed project will have 215 units consisting of two-story flats with detached garages, along with 7-unit and 4-unit town homes with attached garages. To date, 94 units, three of the units are models, have been sold with an average sale price of $140,489. As of September 30, 2006, we had 7 units representing $1,178,800 of deferred revenue representing sales of units which we can not recognize the revenue pending the satisfaction of future obligations. These units had an average sales price of $168,400.

The Renaissance at Fox Hill, Greeley, Colorado

The Renaissance at Fox Hill is a 13 acre multi-dwelling unit development located in Greeley, Colorado. The completed project will contain 123 dwelling units consisting of two story stacked flats/carriage units with direct access garages and 4-unit town homes with attached garages. To date, 49 units have been sold with an average sale price of $173,512. As of September 30, 2006, we had 3 units representing $748,525 of deferred revenue representing sales of units which we can not recognize the revenue pending the satisfaction of future obligations. These units had an average sales price of $249,508.

Colony Ridge Condominiums, (Settler’s Chase) Thornton, Colorado

The Colony Ridge Condominiums are a mix of 4 three-story stacked flats over one level of underground parking with elevators, and 98 town home-style residences on an 11.65 acre parcel in Thornton, Colorado. Colony Ridge at Settler’s Chase is the final phase in the master planned community of Settler’s Chase, located in Thornton, Colorado. To date, 36 units, four of the units are models, have been sold with an average sale price of $183,918.

SR Condominiums, Parker, Colorado

The SR Condominiums are a mix of two and three story stacked flats with detached garages marketed as Hunter’s Chase Condominiums in Parker, Colorado. The completed project will include 188 dwelling units situated on a 13 acre parcel and includes a clubhouse featuring an outdoor swimming pool and spa. To date, 35 units, two of the units are models, have been sold with an average sale price of $156,928.

Millstone at Clear Creek, Golden, Colorado

The Millstone at Clear Creek consists of three four-story condominium buildings each with a ground level parking structure located on an approximately 1.7 acre parcel in Golden, Colorado. The completed project will have 78 dwelling units. To date, 21 units have been sold and 51 units are under contract. The sold units have an average sales price of $274,493, and the average contracted sales price is $349,904.

Sovereign Pumpkin Ridge, Greeley, Colorado

The Pumpkin Ridge development consists of 78 lots in the Pumpkin Ridge subdivision located in west Greeley, Colorado. The plan is to build single and two-story single family detached residences on each of the lots. To date, 24 units, three of the units are models, have been sold with an average sale price of $278,794.

Settler’s Commercial Development, Thornton, Colorado

Settler’s Commercial Development is the commercial/retail component of a master planned community. This 3.8 acre parcel is the final phase of the Settler’s Chase subdivision to be developed and is located in Thornton, Colorado. Building construction began in December 2005 and the estimated start of delivery of space to tenants is scheduled before year end 2006. 3 Margaritas Restaurants will anchor the site and negotiations with other tenants are ongoing.

Sovereign Parker Commercial, Parker, Colorado

Parker Commercial consists of 18.5 undeveloped commercial acres located within the downtown core of Parker, Colorado. This property is currently on the market for approximately $3.5 million.

Legacy of Shorewood, Shorewood (Milwaukee), Wisconsin

Legacy of Shorewood is a 40 unit condominium project in the Village of Shorewood, a suburb of Milwaukee. It is a single building, converted from its prior use as an assisted living facility, renovated and rebuilt into 40 individual condominiums. It is a 4-story structure with underground parking and elevator access. To date, 29 units have been sold with an average sales price of $230,693.

El Rio Country Club, Arizona

El Rio consists of approximately 640 acres of land dedicated to a gated community anchored by an 18-hole golf course. Sovereign Homes of Arizona has been named one of the Preferred Builders for the 1600-home, master planned community project in northwest Arizona's Mojave Valley. One model is currently under construction which is expected to be finished in January 2007.

Going Concern

Our auditor stated in its report on our financial statements for the period ended December 31, 2005 that we have experienced recurring losses and, as a result, there exists substantial doubt about our ability to continue as a going concern. For the Nine Months Ended September 30, 2006, we incurred a net loss of $5,382,365 . As of September 30, 2006, Cardinal had an accumulated deficit of $77,947,136 . We are actively seeking customers for our services. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event we cannot continue in existence. These factors raise substantial doubt about our ability to continue as a going concern.

Corporate Information

We maintain our principal offices at 11101 West 120th Avenue, Suite 220, Broomfield, Colorado 80021. Our telephone number at that address is (303) 285-5379.

RISK FACTORS

An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, including our filings with the Securities and Exchange Commission that are incorporated into this prospectus by reference, before you decide to acquire our securities. If you decide to acquire our securities, you should be able to afford a complete loss of your investment.

Risks Associated With Our Business

Our independent registered public account firm expressed in their audit report related to our financial statements for the years ended December 31, 2005 and 2004, substantial doubt about our ability to continue as a going concern.

In their opinions on our financial statements for the years ended December 31, 2004 and 2005, our independent auditor, AJ. Robbins PC, expressed substantial doubt about our ability to continue as a going concern because of our recurring losses and negative working capital.

We have a history of significant losses and we may never achieve or sustain profitability. If we are unable to become profitable, our operations will be adversely effected.

We have incurred annual operating losses since our inception. As a result, at September 30, 2006, we had an accumulated deficit of $77,947,136 . Our gross revenues for the Nine Months Ended September 30, 2006 and 2005, were $18,724,218 and $12,274,618 with losses from operations of $2,297,884 and $4,783,561 and net losses of $5,382,365 and $7,432,915 respectively.

As we pursue our business plan, we expect our operating expenses to increase significantly. We will need to generate increased revenues to become profitable. Accordingly, we cannot assure you that we will ever become or remain profitable. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, our financial condition will be adversely affected. Our inability to become profitable on a quarterly or annual basis would have a materially adverse effect on our business and financial condition. Also, the market price for our stock could fall.

We Require Additional Funding.

We do not have sufficient cash on hand or cash generated from operations to continue operations into the foreseeable future. To continue funding operations the Company must raise additional cash, either through debt or equity financing. No assurance can be given that the Company will be successful in obtaining any such financing with acceptable terms, or that such financing will provide for payments to the Company sufficient to continue to sustain operations. In the absence of such financing the Company may be required to reduce operations. Even assuming the Company is successful in securing additional sources of financing to fund the continued operations, there can be no assurance that the Company will become profitable or self sustaining in the future.

We have in the past and may in the future engage in acquisitions, which will cause us to incur a variety of costs and which may not achieve anticipated or desired results. We may not achieve the results we anticipate and desire from our acquisition of the sovereign companies.

From time to time we engage in discussions with third parties concerning potential acquisitions of businesses, products, technologies and other assets. Acquisitions may require us to make considerable cash outlays and can entail the need for us to issue equity securities, incur debt and contingent liabilities, incur amortization expenses related to intangible assets, and can result in the impairment of goodwill, which could harm our profitability. Acquisitions involve a number of additional risks, including:

•	difficulties in and costs associated with the assimilation of the operations, technologies, personnel and products of the acquired companies,

•	assumption of known or unknown liabilities or other unanticipated events or circumstances,

•	risks of entering markets in which we have limited or no experience, and

•	potential loss of key employees.

Any of these risks could harm our ability to achieve profitability of acquired operations or to realize other anticipated benefits of an acquisition.

On February 18, 2005 we acquired Sovereign Partners, LLC which we now own and operate as a subsidiary in the residential and planned community (real estate and communications infrastructure) development industry. In connection with the acquisition, we issued common stock and newly created Series B preferred stock. That issuance was dilutive to our shareholders. We are obligated to issue more shares of preferred stock, which is convertible to common stock on a hundred for one basis, under the terms of the acquisition agreement with Sovereign. All such issuances will be dilutive to our shareholders. In addition, the preferred stock we are issuing is senior to the rights of our common stock holders upon liquidation. If we are unable to assimilate

Sovereign's management and operations, or if we incur unforeseen liabilities, or if the operations of Sovereign do not continue to grow or if they diminish, we will not obtain recognizable benefits from the acquisition and our shareholders will have suffered material dilution.

We have senior secured convertible debentures totaling $5,550,000 due in 2006, collateralized by all our assets. We do not have the funds available to pay these debentures if not converted into common stock. If the debentures are not paid or converted, the debenture holders could foreclose on our assets.

We have entered into a series of private placements totaling $5,550,000 in senior secured debentures, convertible into common stock. Senior Secured debentures totaling $4,300,000 were due in July 2006 and are currently in default. We do not currently have the funds to pay these debentures and we cannot assure you that we will have the funds to pay them. If the debentures are not paid or converted, the debenture holders could foreclose on all of our assets. The debentures are collateralized by all of our assets.

We have a note payable to Evergreen Venture Partners, LLC due in 2006. We currently do not have the funds available to pay this note when due.

In 2005 we entered into an agreement with Evergreen Venture Partners, LLC to purchase 17,000,000 unregistered shares of our common stock for a $750,000 note payable. The terms of the agreement call for payment of the note in July 2006. This note is currently in default. We do not have the funds to pay this debenture and we cannot assure you that we will have the funds to pay it.

We have the ability, without shareholder approval, to issue preferred stock and designate the rights, preferences and privileges that may be senior to common stock.

In November 2004, we issued 10,000 shares of Series A Convertible Preferred Stock ("Series A Stock") at $100.00 per share, for a total consideration of $1,000,000. The Series A Stock is convertible into our common stock at a conversion price ranging from $0.05 to $0.075 as calculated in accordance with the Certificate of Designation. The Series A Stock has a liquidation preference ahead of the common stock in the event of any dissolution or winding up of our Company and is entitled to any dividends that may be declared from time to time by the Board of Directors. All of the original 10,000 shares of issued Series A Stock have been converted into 20,000,000 shares of common stock. Currently there are no outstanding shares of Series A Stock.

In February 2005, we issued 35,000,000 shares of our common stock and 100,000 shares of our newly created Series B Convertible Preferred Stock in the acquisition of the Sovereign Partners LLC. The Series B Preferred Stock is convertible into our common stock at a conversion rate of one hundred (100) shares of common stock for each one (1) share of Series B Preferred Stock, in accordance with the Certificate of Designation. The Series B Preferred Stock has a liquidation preference ahead of the common stock in the event of any dissolution or winding up of our Company and is entitled to any dividends that may be declared from time to time by our Board of Directors.

We have a total of 100,000,000 authorized shares of preferred stock. The Board of Directors may determine, without shareholder approval, the rights, preferences and privileges of the preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of our common stock.

We can issue common stock without shareholder approval that may cause dilution to existing shareholders.

We have 800,000,000 authorized shares of common stock that can be issued by the Board of Directors. At September 30 2006, we had 20,896,523 shares of common stock available for issue. Under most circumstances the Board of Directors has the right to issue these shares.

Our common stock has experienced significant price volatility in the past and we expect it to experience high volatility in the future. This high volatility substantially increases the risk of loss to persons owning our common stock.

The trading price for our common stock has been, and we expect it to continue to be, highly volatile. For example, the closing bid price of our stock has fluctuated between $0.0046 and $0.35 per share since January 1, 2003. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many telecommunications companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

Future sales of common stock may cause the price of our common stock to decline.

Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise by certain shareholders could have a material adverse impact on the market price for the common stock at the time. As of the date of this prospectus, there are 72,193,881 outstanding shares of our common stock held by shareholders which are deemed "restricted securities" as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to Rule 144 may cause the price of our common stock to decline.

Sovereign Partners, LLC is routinely involved in litigation matters arising from accidents and warranty related claims; although we strive to keep the litigation costs and payments if any, to a minimum, and we maintain liability insurance, we cannot be assured that litigation will not have an adverse impact on the operations and financial performance of the company taken as a whole.

Sovereign Partners, LLC (“Sovereign”), a wholly owned subsidiary of the Company, performs residential and commercial construction activities directly and through sub-contractors. Such activities frequently give rise to warranty claims and personal injury claims against Sovereign and other job contractors. Although Sovereign has procedures in place to assist in the prevention of such claims, litigation arising from accidents and warranty issues are an inevitable part of the business. While Sovereign maintains insurance for such claims in reasonable amounts to protect it from losses, we cannot predict if any pending or future claims will have an adverse impact on our financial condition and results of operations. Also, we cannot be certain that liability insurance will continue to be available to Sovereign on terms acceptable to Sovereign, if at all. Loss of Sovereign’s liability insurance could have an adverse impact on our financial condition and results of operations.

Our common stock is subject to penny stock rules which may be detrimental to investors.

Our common stock has traded at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions, commonly referred to as a "penny stock." Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

We operate in a highly competitive market, and we may not be able to compete effectively against established competitors with greater financial resources and more diverse strategic plans.

We face competition from many communications providers with significantly greater financial, technical and marketing resources, longer operating histories, well-established brand names, larger customer bases and diverse strategic plans and technologies. Intense competition has led to declining prices and margins for many communications services. We expect this trend to continue as competition intensifies in the future. We expect significant competition from traditional and new communications companies, including local, long distance, cable modem, Internet, digital subscriber line, fixed and mobile wireless and satellite data service providers, some of which are described in more detail below. If these potential competitors successfully focus on our market, we may face intense competition which could harm our business. In addition, we may also face severe price competition for building access rights, which could result in higher sales and marketing expenses and lower profit margins.

Our business is cyclical and is significantly impacted by changes in general and local economic conditions.

Our Real Estate business is cyclical and is significantly impacted by changes in national and general economic factors outside of our control, such as short and long term interest rates, the availability of financing for homebuyers, consumer confidence (which can be substantially affected by external conditions, including international hostilities, federal mortgage financing programs, and federal income tax provisions. The cyclicality of our business is also highly sensitive to changes in economic conditions that can occur on a local or regional basis, such as changes in housing demand, population growth, employment levels and job growth, and property taxes. Weather conditions and natural disasters such as earthquakes, hurricanes, tornadoes, floods, droughts, fires and other environmental conditions can harm our homebuilding business on a local or regional basis. Civil unrest can also have an adverse effect on our homebuilding business. Fluctuating lumber prices and shortages, as well as shortages or price fluctuations in other important building materials, can have an adverse effect on our homebuilding business. Similarly, labor shortages or unrest among key trades, such as carpenters, roofers, electricians and plumbers, can delay the delivery of our homes and increase our costs. Rebuilding efforts underway in the gulf coast region of the United States following the destruction caused by the two devastating hurricanes there in the summer of 2005 may cause or exacerbate shortages of labor and/or certain materials. The difficulties described above can cause demand and prices for our homes to diminish or cause us to take longer and incur more costs to build our homes. We may not be able to recover these increased costs by raising prices because the price of each home is usually set several months before the home is delivered, as our customers typically sign their home purchase contracts before construction has even begun on their homes. In addition, some of the difficulties described above could cause some homebuyers to cancel their home purchase contracts altogether.

An adverse change in economic conditions could reduce the demand for homes and, as a result, could reduce our earnings.

Changes in national and regional economic conditions, as well as local economic conditions where our subsidiaries conduct operations and where prospective purchasers of our homebuilding subsidiaries’ homes live, can have a negative impact on our business. Adverse changes in employment levels, job growth, consumer confidence, housing demand, interest rates and population growth may reduce demand and depress prices for our homebuilding subsidiaries’ homes. This, in turn, can reduce our earnings. A material decline in the value of new residential housing could also result in a decreased value for the land, housing inventory and housing work-in-progress that we own. Any pronounced down cycle in the homebuilding industry in Colorado, Arizona and Wisconsin, could cause demand for our homes and land that we own to weaken significantly.

Our success depends on the availability of improved lots and undeveloped land that meet our land investment criteria.

The availability of finished and partially developed lots and undeveloped land for purchase that meet our internal criteria depends on a number of factors outside our control, including land availability in general, competition with other homebuilders and land buyers for desirable property, inflation in land prices, and zoning, allowable housing density and other regulatory requirements. Should suitable lots or land become less available, the number of homes we may be able to build and sell could be reduced, and the cost of land could be increased, perhaps substantially, which could adversely impact our results of operations.

Home prices and sales activity in the particular markets and regions in which we do business impact our results of operations because our business is concentrated in these markets.

Home prices and sales activity in some of our key markets have declined from time to time for market-specific reasons, including adverse weather or economic contraction due to, among other things, the failure or decline of key industries and employers. If home prices or sales activity decline in one or more of the key markets in which we operate, our costs may not decline at all or at the same rate and, as a result, our overall results of operations may be adversely impacted.

Interest rate increases or changes in federal lending programs could lower demand for our homes.

Nearly all of our customers finance the purchase of their homes, and a significant number of these customers arrange their financing through our subsidiary Lighthouse Lending, LLC. Increases in interest rates or decreases in availability of mortgage financing would increase monthly mortgage costs for our potential homebuyers and could therefore reduce demand for our homes and mortgages. Increased interest rates can also hinder our ability to realize our backlog because our sales contracts provide our customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event they cannot arrange for financing at interest rates that were prevailing when they signed their contracts. Because the availability of Fannie Mae, FHLMC, FHA and VA mortgage financing is an important factor in marketing many of our homes, any limitations or restrictions on the availability of those types of financing could reduce our home sales.

We are subject to substantial legal and regulatory requirements regarding the development of land, the homebuilding process and protection of the environment, which can cause us to suffer delays and incur costs associated with compliance and which can prohibit or restrict homebuilding activity in some regions or areas.

Our homebuilding business is heavily regulated and subject to increasing local, state and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, other environmental impacts, building design, construction and similar matters. These regulations often provide broad discretion to governmental authorities that regulate these matters, which can result in unanticipated delays or increases in the cost of a specified project or a number of projects in particular markets. We may also experience periodic delays in homebuilding projects due to building moratoria in any of the areas in which we operate. We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the environment. These laws and regulations may cause delays in construction and delivery of new homes, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas. In addition, environmental laws may impose liability for the costs of removal or remediation of hazardous or toxic substances whether or not the developer or owner of the property knew of, or was responsible for, the presence of those substances. The presence of those substances on our properties may prevent us from selling our homes and we may also be liable, under applicable laws and regulations or lawsuits brought by private parties, for hazardous or toxic substances on properties and lots that we have sold in the past. The mortgage brokering operations of Lighthouse Lending, LLC are heavily regulated and subject to the rules and regulations promulgated by a number of governmental and quasi-governmental agencies. There are a number of federal and state statutes and regulations which, among other things, prohibit discrimination, establish underwriting guidelines which include obtaining inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. A finding that we materially violated any of the foregoing laws could have an adverse effect on our results of operations.

We build homes in highly competitive markets, which could hurt our future operating results.

We compete in each of our markets with a number of homebuilding companies for homebuyers, land, financing, raw materials and skilled management and labor resources. Our competitors include large national homebuilders, as well as other smaller regional and local builders that can have an advantage in local markets because of long-standing relationships they may have with local labor or land sellers. We also compete with other housing alternatives, such as existing homes and rental housing. These competitive conditions can make it difficult for us to acquire desirable land which meets our land buying criteria, cause us to offer or to increase our sales incentives or price discounts, and result in reduced sales. Any of these competitive conditions can adversely impact our revenues, increase our costs and/or impede the growth of our local or regional homebuilding businesses.

Changing market conditions may adversely impact our ability to sell homes at expected prices.

There is often a significant amount of time between when we initially acquire land and when we can make homes on that land available for sale. The market value of a proposed home can vary significantly during this time due to changing market conditions. In the past, we have benefited from increases in the value of homes over time, but if market conditions were to reverse, we may need to sell homes at lower prices than we anticipate. We may also need to take write-downs of our home inventories and land holdings if market values decline.

Because of the seasonal nature of our real estate business, our quarterly operating results fluctuate.

We have experienced seasonal fluctuations in quarterly operating results. We typically do not commence significant construction on a home before a sales contract has been signed with a homebuyer. A significant percentage of our sales contracts are made during the spring and summer months. Construction of our homes typically requires approximately four months and weather delays that often occur during late winter and early spring may extend this period. As a result of these combined factors, we historically have experienced uneven quarterly results, with lower revenues and operating income generally during the first and second quarters of our fiscal year.

Our leverage may place burdens on our ability to comply with the terms of our indebtedness, may restrict our ability to operate and may prevent us from fulfilling our obligations.

The amount of our debt could have important consequences. For example: it could limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements; require us to dedicate a substantial portion of our cash flow from operations to the payment of our debt and reduce our ability to use our cash flow for other purposes; impact our flexibility in planning for, or reacting to, changes in our business; place us at a competitive disadvantage because we have more debt than some of our competitors; and make us more vulnerable in the event of a downturn in our business or in general economic conditions. Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses could also be affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds through the sale of debt and/or equity securities, the refinancing of debt or the sale of assets. Changes in prevailing interest rates may also affect our ability to meet our debt service obligations, because borrowings under our bank credit facilities bear interest at floating rates. A higher interest rate on our debt could adversely affect our operating results. Our business may not generate sufficient cash flow from operations and borrowings may not be available to us under our bank credit facilities in an amount sufficient to enable us to pay our debt service obligations or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all. The indentures governing our outstanding debt instruments and our bank credit facilities include various financial covenants and restrictions, including restrictions on debt incurrence, sales of assets and cash distributions by us. Should we not comply with any of those restrictions or covenants, the holders of those debt instruments or the banks, as appropriate, could cause our debt to become due and payable prior to maturity.

We may have difficulty in continuing to obtain the additional financing required to operate and develop our business.

Our construction operations require significant amounts of cash and/or available credit. It is not possible to predict the future terms or availability of additional capital. Our bank credit facilities limit our ability to borrow additional funds by placing a maximum cap on our leverage ratio. If conditions in the capital markets change significantly, it could reduce our sales and may hinder our future growth and results of operations.

Our future growth may be limited by contracting economies in the markets in which we currently operate, as well as our inability to enter markets.

Our future growth and results of operations could be adversely affected if the markets in which we currently operate do not continue to support the expansion of our existing business or if we are unable to identify new markets for entry. Our inability to grow organically in existing markets or to expand into new markets would limit our ability to achieve our growth objectives and would adversely impact our future operating results.

Regulation of the internet.

Due to the increasing popularity and use of the Internet by broad segments of the population, it is possible that laws and regulations may be adopted with respect to the Internet pertaining to content of Web sites, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, and copyright infringement and other intellectual property issues. No one is able to predict the effect, if any, that any future regulatory changes or developments may have on the demand for our Internet access or other Internet-related services. Changes in the regulatory environment relating to the Internet access industry, including the enactment of laws or promulgation of regulations that directly or indirectly affect the costs of telecommunications access or that increase the likelihood or scope of competition from national or regional telephone companies, could materially and adversely affect our business, operating results and financial condition.

USE OF PROCEEDS

We will not receive any of the proceeds from this offering.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors (the “selling shareholders”). All of the shares owned by the selling shareholders were, or will be, acquired by them pursuant to the Registrant’s 2005 Employee Stock Plan. The names of the selling shareholders are set forth below.

We are registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them in any other manner permitted by applicable law, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Additional information related to the selling shareholders and the plan of distribution may be provided in one or more supplemental prospectuses.

The following table sets forth the names of the selling shareholders who may sell their shares pursuant to this prospectus. The selling shareholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders and as adjusted to give effect to the sale of all the common stock offered by the selling shareholders pursuant to this prospectus.

	Shares	Shares	Shares	Percentage Owned
Selling	held before the	being	held after the	after the
Shareholder	Offering	Offered	Offering	Offering
Ron Bass	201,600	3,571,429	3,773,029	0.7%
Jeff Fiebig	2,502,685	4,285,714	6,788,399	1.3%
Edouard Garneau	19,853,110	5,285,714	25,138,824	4.7%
D. Brian Karr	—	4,285,714	4,285,714	0.8%
Joseph Durnford	—	857,143	857,143	0.2%
Kerry Briggs	447,600	857,143	1,304,743	0.2%
Richard Wilson	4,129,347	857,143	4,986,490	0.9%
Totals	27,134,342	20,000,000	47,134,342	8.8%

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Securities and Exchange Commission (the “SEC”). We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 if you pay certain fees. You can call the SEC at 1-800-732-0330 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

The following documents filed with the SEC are incorporated by reference into this prospectus:

(i)	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 that we filed on April 17, 2006 and amended on December 1, 2006;

(ii)	a Proxy Statement filed on May 4, 2005;

(iii)	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 that we filed on May 22, 2006 and amended on December 6, 2006;

(iv)	our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006 that we filed on August 22, 2006; and

(v)	our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 that we filed on November 20, 2006; and

(vi)	the description of our securities which is contained in a Form 8-A (File No. 001-15383) that we filed on October 8, 1999.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed documents which are deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the prospectus supplement.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in the information we send to you). You should direct any requests for documents to Corporate Secretary, c/o Cardinal Communications, Inc., 11101 West 120th Avenue, Suite 220, Broomfield, Colorado 80021, telephone (303) 285-5379.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Important factors that could cause, in whole or in part, actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in the section entitled “Risk Factors” as well as those discussed elsewhere in this prospectus and in any documents incorporated herein by reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Article X of our Articles of Incorporation provides that no director or officer shall be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that such provision shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of law. Any repeal or modification of Article X shall be prospective only and shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification for any breach covered by Article X which occurred prior to any such repeal or modification. The effect of Article X is that directors and officers will experience no monetary loss for damages arising out of actions taken (or not taken) in such capacities, except for damages arising out of intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of law.

As permitted by Nevada law, our bylaws provide that we will indemnify our directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil action, including any action alleging negligence, or criminal action brought against them on account of their being or having been directors or officers unless, in any such action, they are judged to have acted with gross negligence or willful misconduct.

Nevada Revised Statutes 78.7502, 78.751, and 78.752 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to any action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by a corporation against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by a corporation, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by a corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, a corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated by reference into this prospectus:

(i)	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 that we filed on April 17, 2006 and amended on December 1, 2006;

(ii)	a Proxy Statement filed on May 4, 2005;

(iii)	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 that we filed on May 22, 2006 and amended on December 6, 2006;

(iv)	our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006 that we filed on August 22, 2006; and

(v)	our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 that we filed on November 20, 2006; and

(vi)	the description of our securities which is contained in a Form 8-A (File No. 001-15383) that we filed on October 8, 1999.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable. The securities to be registered are registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article X of our Articles of Incorporation provides that no director or officer shall be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that such provision shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of law. Any repeal or modification of Article X shall be prospective only and shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification for any breach covered by Article X which occurred prior to any such repeal or modification. The effect of Article X is that directors and officers will experience no monetary loss for damages arising out of actions taken (or not taken) in such capacities, except for damages arising out of intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of law.

As permitted by Nevada law, our bylaws provide that we will indemnify our directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil action, including any action alleging negligence, or criminal action brought against them on account of their being or having been directors or officers unless, in any such action, they are judged to have acted with gross negligence or willful misconduct.

Nevada Revised Statutes 78.7502, 78.751, and 78.752 have similar provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to any action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by a corporation against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by a corporation, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by a corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, a corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.	Opinion regarding legality (including consent)*
10.1	2005 Employee Stock Ownership Plan(1)
10.2	2005 Employee Stock Ownership Plan(2)
10.3	2005 Employee Stock Ownership Plan(3)
10.4	2005 Employee Stock Ownership Plan(4)
10.5	2005 Employee Stock Ownership Plan(5)
23.1	Consent of AJ. Robbins PC*

*	Filed herewith.
(1)	Incorporated by reference to Exhibit 10.1 included in the S-8 Registration Statement filed with the Securities and Exchange Commission on January 7, 2005.
(2)	Incorporated by reference to Exhibit 10.2 included in the S-8 Registration Statement filed with the Securities and Exchange Commission on May 10, 2005.
(3)	Incorporated by reference to Exhibit 10.3 included in the S-8 Registration Statement filed with the Securities and Exchange Commission on August 29, 2005.
(4)	Incorporated by reference to Exhibit 10.3 included in the S-8 Registration Statement filed with the Securities and Exchange Commission on December 20, 2005.
(5)	Incorporated by reference to Exhibit 10.3 included in the S-8 Registration Statement filed with the Securities and Exchange Commission on April 28, 2005.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) 0f the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 29th day of December, 2006.

CARDINAL COMMUNICATIONS, INC.

By:  /s/ Edouard A. Garneau

Chief Executive Officer and Director
Edouard A. Garneau

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

December 29, 2006

/s/Richard E. Wilson

Chairman of the Board and Director
Richard E. Wilson
December 29, 2006

/s/Jeffrey W. Fiebig

Director - Jeffrey W. Fiebig
December 29, 2006

/s/ Joseph Durnford

Director - Joseph Durnford
December 29, 2006

/s/Kerry Briggs

Director - Kerry Briggs
December 29, 2006

/s/D. Brian Karr

Chief Financial Officer
D. Brian Karr
December 29, 2006

/s/Ronald S. Bass

Principal Accounting Officer
Ronald S. Bass